Item 77 I
Terms of New or Amended Securities

BHR Institutional Funds (the "Trust") has issued additional classes of shares: Class I and Class II shares of the Dynamic Emerging Markets Fund; Class I and Class II shares of the Dynamic Gold & Precious Metals Fund; Class I and Class II shares of the Dynamic North American
Value Fund; Class I and Class II Shares of the Dynamic
U.S. Growth Fund; Class I and Class II shares of the Dynamic
U.S. Value Fund; Class I and Class II shares of the Dynamic
Global Energy Fund; Class I and Class II shares of the Dynamic
Energy Income Trust Fund; Class I and Class II shares of the
Dynamic Global Growth Fund; Class I and Class II shares of the
Dynamic Global Growth Navigator Fund; Class I and Class II shares of the Dynamic Global Infrastructure Fund; Class I and Class II shares of the Dynamic Global Natural Resources Fund; Class I and
Class II shares of the Dynamic Global Dividend Value Fund; and Class
I and Class II shares of the Dynamic Global Value Discovery Fund.
Each class of shares of the Dynamic Emerging Markets Fund, Dynamic
Gold & Precious Metals Fund, Dynamic North American Value Fund, Dynamic U.S. Growth Fund, Dynamic U.S. Value Fund, Dynamic Global Energy Fund, Dynamic Energy Income Trust Fund, Dynamic Global Growth Fund, Dynamic Global Growth Navigator Fund, Dynamic Global Infrastructure Fund, Dynamic Global Natural Resources Fund, Dynamic Global Dividend Value Fund; and Dynamic Global Value Discovery Fund has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set for the Trust's Declaration of Trust.

On December 23, 2008, the Board of Trustees of BHR institutional Funds (the "Trust") approved a Plan of Liquidation for the AG Small Cap Core Fund. The Fund was liquidated on December 31, 2008. A copy of the Plan of Liquidation for the AG Small Cap Core Fund is filed herewith.